Exhibit 99


April 3, 2000

Norfolk Southern To Record Workforce Reduction Charge

    NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) said it will record a one-time workforce reduction charge in first quarter 2000, currently estimated to be $100 million, equal to approximately 16 cents per diluted share, to recognize the cost of its voluntary early retirement program and other adjustments that more nearly match workforce size to business needs.

    Of 1,180 eligible non-union employees, 919 participated in the early retirement program. Benefits under the program will be paid principally from the over-funded portion of the Corporation's pension plan.

    Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk
Southern Railway Company, which operates approximately 21,800 miles of road in 22 states, the District of Columbia and the Province of Ontario.

                             # # #

Media Contact: Bob Fort, Norfolk, 757-629-2710
-------------
Norfolk Southern Corporation
http://www.nscorp.com